Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES FIRST QUARTER 2008 DISTRIBUTION

AUSTIN, TEXAS March 26, 2008—TEL OFFSHORE TRUST (NASDAQ symbol - TELOZ) announced the Trust’s quarterly distribution for the first quarter of 2008.  The amount available for distribution will be $4,469,043 or $.940552 per Unit.  The first quarter distribution will be payable on April 10, 2008 to unitholders of record on March 31, 2008.

Gas revenues recorded by the Working Interest Owners on the Trust properties increased from $3,145,878 in the fourth quarter of 2007 to $3,233,178 in the first quarter of 2008.  Natural gas volumes during the first quarter of 2008 decreased approximately 7% to 453,760 Mcf from 487,182 Mcf during the fourth quarter of 2007.  The increase in natural gas revenues was primarily due to increases in production on East Cameron 371 and higher prices. The increased revenues were partially offset by decreased production on Eugene Island 339 and Ship Shoal 182/183 due to normal production decline. The average price received for natural gas increased to $7.13 per Mcf in the first quarter of 2008 as compared to $6.46 per Mcf received in the fourth quarter of 2007.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties increased 10% to $11,962,822 in the first quarter of 2008 from $10,859,032 in the fourth quarter of 2007.  Oil volumes during the first quarter of 2008 decreased 8% to 133,415 barrels, compared to 145,153 barrels of oil produced in the fourth quarter of 2007.  The increase in revenue was primarily due to higher oil prices partially offset by a decrease in production.  The average price received for oil increased to $89.67 per barrel in the first quarter of 2008 from $74.81 per barrel in the fourth quarter of 2007.

The Trust’s share of capital expenditures decreased by $754,460 in the first quarter of 2008 to ($425,677), as compared to $328,783 in the fourth quarter of 2007. The decrease in capital expenditures was primarily due to audit adjustments for prior quarters. The Trust’s share of operating expenses decreased by $174,148 in the first quarter of 2008 to $1,431,758 as compared to $1,605,906 for the fourth quarter of 2007.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds also resulted in a net release of $1,318,188 from the Trust’s

Special Cost Escrow Account in the first quarter of 2008, bringing the Trust’s Special Cost Escrow balance to $5,395,376 as of the end of the Trust’s first quarter.

The Trust has engaged an outside auditor for the purpose of reviewing the books and records of certain Working Interest Owners with respect to Trust properties and the related payments to the Trust.  Based on the initial report of this auditor, the Trustees believe that certain errors have occurred and are involved in ongoing discussions with such Working Interest Owners to resolve these items.  As part of this process, certain adjustments have been reflected in the information presented for the first quarter of 2008.  These adjustments include a one-time increase of approximately $31,716 in gas revenues, a one-time increase of approximately $43,287 in oil revenues, and a one-time credit of approximately $123,900 in capital expenditures.  At this time, no assurance can be provided as to the ultimate outcome of the remaining items under discussion.

This press release contains forward-looking statements.  Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the Trust Properties and payments to the Trust for related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2006 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Trust Company, N.A.

AS CORPORATE TRUSTEE

    CONTACT:  Mike Ulrich

    (800) 852-1422

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